Press Release                                                   Deutsche Bank AG
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FOR IMMEDIATE RELEASE                                   CONTACT: Macy W. Egerton
                                                                 212-469-8785


                    DEUTSCHE BANK ANNOUNCES COMPLETION OF THE

                    ACQUISITION OF BANKERS TRUST CORPORATION

     Frankfurt am Main, New York, June 4, 1999 -- Deutsche Bank announced today the completion of the acquisition of Bankers Trust Corporation. Bankers Trust was merged with a wholly-owned subsidiary of Deutsche Bank, with Bankers Trust as the surviving corporation. Through the merger, Deutsche Bank acquired all of the outstanding shares of common stock of Bankers Trust at a price of US $93.00 per share in cash.

     Bankers Trust's outstanding preferred stock (Series Q, Series R and Series
S) and its 5 3/4% Convertible Subordinated Debentures remain outstanding.